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Exhibit 99.1

1600 West Merit Parkway    •    South Jordan, UT 84095
Telephone: 801-253-1600    •    Fax: 801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	March 8, 2005
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL REPORTS RECORD SALES FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

        SOUTH JORDAN, UTAH—Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

        For the fourth quarter of 2004, the Company reported record revenue of $39.3 million, a 12% increase over $35.1 million for the fourth quarter of 2003. Net income for the fourth quarter was $4.3 million, or $0.16 per share. This compares to net income of $4.7 million, or $0.17 per share, reported in the fourth quarter of 2003. Earnings per share for the fourth quarter of 2004 were negatively impacted by a one-time severance expense and costs relating to Sarbanes-Oxley compliance for a total of approximately $665,000 (net of tax) or $0.02 per share.

        For the year ended December 31, 2004, the Company reported record revenue of $151.4 million, an 11% increase over $136.0 million in revenue reported for the year ended December 31, 2003. In addition, the Company reported record net income of $17.9 million, or $0.65 per share, for calendar year 2004. This compares to net income of $17.3 million, or $0.64 per share, for calendar year 2003. Earnings per share for 2004 were affected by a one-time severance expense, costs relating to Sarbanes-Oxley compliance, and a non-recurring gain from a litigation settlement for a total of approximately $792,000 (net of tax) or $0.03 per share. Net income for 2003 included a non-recurring gain from the settlement of a legal dispute and sale of land for a total of approximately $627,000 (net of tax), or $0.02 per share.

        Sales of every category of Merit's products grew in both the fourth quarter and the year 2004, compared to the same periods of 2003. For the fourth quarter of 2004, catheters were up 14%; inflation device sales rose 13%; stand-alone devices increased 13%; and custom kits grew 6%. Sales from Merit MedSource, which the Company acquired in November 2004, contributed less than 1% to total sales.

        For the year ended December 31, 2004, catheter sales increased 16%; inflation device sales grew 11%; custom kit sales were up 10%; and stand-alone device sales rose 10%.

        "We are pleased to announce strong sales in every product category, and we expect strong sales to continue," said Fred P. Lampropoulos, Merit's Chairman and CEO. "We are investing in the future with the expansion of our facilities, reorganization of certain departments, and an exciting product pipeline. We believe these investments will serve us well long-term as we strive to build the appropriate infrastructure for substantial future growth."

        Gross margins were down from 46.4% of sales in the fourth quarter of 2003 to 43.9% of sales in the fourth quarter of 2004. The gross margin decline in the fourth quarter of 2004 was due primarily to increased production expenses, product mix (MedSource trays), and higher cost of materials, compared to the fourth quarter of 2003.

        Gross margins were down slightly from 44.7% for calendar year 2003 to 44.6% for calendar year 2004.

        Selling, general and administrative expenses were 23.6% and 23.2% of sales for the fourth quarter and calendar year 2004, respectively, compared with 22.4% of sales for both comparable periods of 2003. Without a one-time severance expense and costs relating to Sarbanes-Oxley compliance, selling, general and administrative expenses would have been 21.0% and 22.3% of sales, respectively, for the fourth quarter and calendar year 2004.

        Research and development costs were 3.6% and 3.4% of sales, respectively, for the fourth quarter and year ended December 31, 2004, compared to 3.4% of sales for both comparable periods of 2003.

        Merit's effective tax rates for the fourth quarter and calendar year 2004 were 36.7% and 36.0%, respectively, compared to 36.4% and 36.0% for the same periods of 2003.

        The Company's cash position rose to $33.0 million on December 31, 2004, compared to $30.2 million on December 31, 2003. This cash balance is net of $15.8 million spent as of December 31, 2004 on Merit's building expansions in South Jordan, Utah, and Galway, Ireland.

        The Company anticipates that its sales for the year ending December 31, 2005 will be in the range of $167-171 million. Management is currently engaged in developing and refining its budgets for 2005, which are expected to include expenses for the start-up and release of several new products, the construction of new facilities and expanded staffing, as well as the assimilation of Merit's recent MedSource acquisition. Therefore, management is not providing guidance at this time with respect to 2005 earnings expectations. Management anticipates that it will provide guidance regarding 2005 earnings on or before March 31, 2005.

INCOME STATEMENT
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
SALES	$39,339	$35,128	$151,398	$135,953
COST OF SALES	22,083	18,833	83,908	75,230

GROSS PROFIT	17,256	16,295	67,490	60,723
OPERATING EXPENSES
Selling, general and administrative	9,282	7,861	35,071	30,468
Research and development	1,405	1,205	5,079	4,626

Total	10,687	9,066	40,150	35,094
OTHER OPERATING INCOME
Gain on sale of land				508

INCOME FROM OPERATIONS	6,569	7,229	27,340	26,137
OTHER INCOME (EXPENSE)
Litigation settlement			100	475
Interest income	156	127	556	386
Interest expense	(1)	(2)	(6)	(10)
Miscellaneous income	61	17	16	34

Total Other Income—net	216	142	666	885
INCOME BEFORE INCOME TAX EXPENSE	6,785	7,371	28,006	27,022

INCOME TAX EXPENSE	2,488	2,685	10,074	9,727
NET INCOME	$4,297	$4,686	$17,932	$17,295

EARNINGS PER SHARE—
Basic	$0.16	$0.18	$0.68	$0.68

Diluted	$0.16	$0.17	$0.65	$0.64

AVERAGE COMMON SHARES
Basic	26,454,335	25,844,394	26,300,773	25,401,445

Diluted	27,491,075	27,615,738	27,690,668	27,033,964

BALANCE SHEET
(Unaudited, in thousands)

	December 31,
	2004	2003
ASSETS
Current Assets
Cash	$33,037	$30,204
Trade receivables, net	19,724	17,729
Employee and other receivables	157	267
Inventories	23,096	21,269
Prepaid and other assets	797	823
Deferred income tax assets	56	221
Income tax refund receivables		375

Total Current Assets	76,867	70,888
Property and equipment, net	52,492	29,197
Intangibles, net	1,990	1,846
Goodwill	5,570	4,765
Other assets	1,822	573
Note Receivable	1,000
Deposits	136	32

Total Assets	$139,877	$107,301

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$7	$17
Trade payables	10,728	5,700
Accrued expenses	8,467	7,988
Advances from employees	221	159
Deferred taxes payable	227
Income taxes payable	2,273	87

Total Current Liabilities	21,923	13,951
Deferred income tax liabilities	2,580	3,020
Long-term debt	5
Deferred compensation payable	1,702	579
Deferred credits	2,615	1,507

Total liabilities	28,825	19,057
Stockholders' Equity
Common stock	42,559	37,702
Retained earnings	68,891	50,959
Accumulated other comprehensive loss	(398)	(417)

Total stockholders' equity	111,052	88,244

Total Liabilities and Stockholders' Equity	$139,877	$107,301

CONFERENCE CALL

        Merit Medical invites all interested parties to participate in its fourth quarter and year-end conference call today, March 8, 2005, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is 800-218-8862, and the international number is 303-262-2130. A live webcast as well as a rebroadcast can be accessed through the webcast tab of the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

        During the conference call, 2004 results will be discussed in more detail.

ABOUT MERIT

        Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,350 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Maastricht, The Netherlands; and Galway, Ireland.

        Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Such risks and uncertainties include, market acceptance of new products, introduction of products in a timely fashion product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render or products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company's growth strategy, changes in health care markets related to healthcare reform initiatives, litigation and other factors referred to in the Company's 10-Q and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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MERIT MEDICAL REPORTS RECORD SALES FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004